UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 6, 2016

AVALANCHE BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive, Suite A

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2016, Avalanche Biotechnologies, Inc., a Delaware corporation (the “Company”), Annapurna Therapeutics SAS, a French simplified joint stock company (“Annapurna”), and the shareholders of Annapurna (the “Contributors”) entered into an amendment (the “Amendment”) to the Acquisition Agreement, dated as of January 29, 2016 (the “Acquisition Agreement”), by and among the Company, Annapurna, the Contributors and Shareholder Representative Services LLC, acting as the representative of the Contributors. As disclosed previously in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 1, 2016, pursuant to the Acquisition Agreement, the Company will acquire all of the issued and outstanding capital stock of Annapurna in exchange for newly issued shares (the “New Shares”) of the Company’s common stock (the “Company Common Stock”), and the outstanding options or other rights to purchase capital stock of Annapurna (the “Annapurna Options”) will be converted into options relating to shares of the Company Common Stock (collectively, the “Transaction”).

The Amendment amends the Acquisition Agreement to provide that (i) Annapurna may delay the closing of the Transaction up to five business days to the extent necessary to effect the conversion of certain convertible debt of Annapurna into Annapurna preferred stock prior to the closing, (ii) the necessary vote to approve the issuance of the New Shares will be the affirmative vote of a majority of votes cast (excluding abstentions and broker non-votes) by the holders of the Company Common Stock at the Company’s stockholders’ meeting at which a quorum is present, in accordance with the Company’s Amended and Restated Bylaws, (iii) effective as of the closing of the Transaction, the size of the Company’s board of directors will increase to a total of seven directors, three of which will be the individuals named in the Amendment and (iv) the number of New Shares to be issued upon the closing may be adjusted to take into account any exercise of Annapurna Options by the holders thereof prior to the closing. In addition, the Amendment amends certain other provisions of the Acquisition Agreement relating to the Company’s covenant relating to its intellectual property and Annapurna’s conversion of its convertible debt.

Other than as expressly modified pursuant to the Amendment, the Acquisition Agreement remains in full force and effect as originally executed on January 29, 2016. The foregoing description of the Amendment is not complete and is subject to and qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to Acquisition Agreement, dated as of April 6, 2016, by and among Avalanche Biotechnologies, Inc., Annapurna Therapeutics SAS and the Contributors.

Additional Information and Where to Find It

This Current Report on Form 8-K does not constitute a solicitation of any vote or approval. In connection with the Transaction, the Company has filed with the SEC a preliminary proxy statement of the Company, and intends to file with the SEC a definitive proxy statement, as well as other relevant documents concerning the Transaction. INVESTORS AND SECURITYHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE

TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other filings containing information about the Company may be obtained at the SEC website at www.sec.gov. You will also be able to obtain these documents, free of charge, from the Company by directing a written request to: Avalanche Biotechnologies, Inc., 1035 O’Brien Drive, Suite A, Menlo Park, CA 94025, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the issuance of the New Shares or any other matters relating to the Transaction.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transaction and the issuance of the New Shares. Information regarding the special interests of these directors and executive officers in the Transaction will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of the Company is also included in Avalanche’s Annual Report on Form 10-K for the year ended December 31, 2015 and the preliminary proxy statement for the Company’s 2016 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site at www.sec.gov and from Investor Relations at the Company at the address set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2016	AVALANCHE BIOTECHNOLOGIES, INC.

	By:	/s/ Paul B. Cleveland
Paul B. Cleveland, Chief Executive Officer